For Immediate Release, Feb. 27, 2012 Contact: Ross Little, Jr. Sr. Vice President, CRO Teche Holding Company (337) 560-7151

   New Iberia, Louisiana

N E W S   R E L E A S E

Teche Holding Company Announces Stock Repurchase Plan

NEW IBERIA, LA – NYSE-AMEX:TSH - Patrick Little, President and CEO of Teche Holding Company, the holding company for Teche Federal Bank, today announced that its board of directors authorized a stock repurchase program. Teche has adopted a plan to repurchase up to 3%, or approximately 62,000 shares, of the Company’s common stock.

 In announcing the stock repurchase program, Little commented, “the Company’s Board of Directors believes that adoption of a stock repurchase program provides us with an effective tool to manage our capital position in our efforts to enhance stockholder value.  We believe this repurchase program will be in the best interests of the stockholders and the Company.”

The repurchases will be made in accordance with the plan and are expected to be made from time to time in open-market and privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company’s financial performance.  Such repurchased shares may become treasury shares and utilized for general corporate and other purposes, including the issuances of shares to the Company’s stock benefit plans to mitigate the potentially dilutive effects of such plans.  The repurchase program is expected to be completed in 12 to 18 months.

Teche Holding Company is the parent company of Teche Federal Bank, a Louisiana chartered commercial bank which operates nineteen offices in South Louisiana and serves over 60,000 customers.  Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $813 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE Amex.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

###